Exhibit 99.1

GMR Solutions Strengthens Board with Appointments of Healthcare
Leaders Dr. Amar Desai and Ellen Zane

Appointments Complete Board with Expertise Spanning Healthcare Transformation, Workforce Leadership, Governance and Value-Based Care

Lewisville, Texas (July 8, 2026) — GMR Solutions, Inc. (NYSE: GMRS) (GMR), the nation's leading emergency medical services (EMS) provider, announced the appointments of Dr. Amar Desai and Ellen Zane to its Board of Directors, effective July 1, 2026.

The appointments bring decades of leadership experience across healthcare delivery, value-based care, health system operations, human capital management, and corporate governance, further strengthening the Board as GMR advances its long-term strategy as a leading provider of emergency medical services.

"The completion of our Board marks an important milestone for GMR as a public company," said GMR Chief Executive Officer and Chairman Nick Loporcaro. "Our directors bring diverse perspectives and deep expertise from organizations that have transformed healthcare delivery, improved patient access and driven operational excellence at scale. We look forward to leveraging their collective insight as we execute our long-term strategy and deliver value for patients, partners, and shareholders."

Dr. Amar Desai Brings Deep Expertise in Healthcare Delivery Transformation

Dr. Desai is a respected healthcare executive, with a career spanning medicine, public health and executive leadership across integrated healthcare systems, physician organizations and Fortune 100 healthcare companies.

Most recently he served as President of Optum Integrated Care, where he helped advance clinical quality, patient outcomes and value-based care strategies. Before that, Dr. Desai was Chief Executive Officer of Optum Health at UnitedHealth Group, overseeing one of the country's largest care delivery organizations serving more than 20 million patients.

Throughout his career, Dr. Desai has focused on expanding innovative care models that improve outcomes, enhance the patient experience, and lower the total cost of care. His leadership experience includes senior roles at CVS Health, DaVita, USC Care, and McKinsey & Company.

"As healthcare delivery continues to evolve, organizations that can effectively connect patients to the right care at the right time will play an increasingly important role in improving outcomes and strengthening communities," said Dr. Desai. "With innovative programs like 911 Nurse Navigation and rural health transformation solutions, GMR serves a unique and essential role within the healthcare ecosystem, and I look forward to supporting the company's mission and future growth."

Dr. Desai will serve on the Board's Nominating, Corporate Governance and Compliance Committee.

Ellen Zane Adds Decades of Healthcare Leadership and Governance Experience

Zane is CEO Emeritus of Tufts Medical Center and Founding Chair of Tufts Medicine. Widely recognized as an influential healthcare leader, she brings more than four decades of experience leading healthcare organizations through growth, transformation, and operational change.

In addition to her distinguished career in academic medicine and health system leadership, Zane currently serves on the boards of Boston Scientific, Haemonetics Corporation and Synchrony Financial, among other organizations and serves as Adjunct Assistant Professor of Health Policy and Management at Harvard T.H. Chan School of Public Health. Her expertise spans organizational leadership, talent strategy, governance, and operational performance.

"GMR's clinicians and team members serve a vital role in communities across the country every day," said Zane. "I am honored to join the Board and look forward to helping the company continue investing in its people, supporting its culture and advancing its mission."

Zane will serve as Chair of the Board's Human Capital and Compensation Committee.

A Board Built for the Future of Healthcare

With the addition of Desai and Zane, the GMRS Board includes healthcare and investment leaders such as Timothy Wicks, former Chief Financial Officer of Optum and former Chief Executive Officer of OptumRx; Jan Stern Reed, former Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc.; Johnny Kim, Managing Director on KKR's Health Care industry team; Max Lin, Partner and Head of KKR's Health Care industry team; and GMR Chief Executive Officer and Chairman, Nick Loporcaro.

Together, these leaders bring experience that spans nearly every facet of the healthcare ecosystem—from care delivery and health system operations to governance, workforce leadership, finance and value-based care.

Their combined expertise reflects GMR's vision for the future of emergency medical services—one in which EMS is increasingly recognized as an essential component of the broader healthcare system.

"Healthcare is changing, and GMR is helping lead that transformation," said Loporcaro. "Every day, our clinicians make critical decisions, deliver advanced medical care and support patients during some of the most significant moments of their lives. At the same time, we're increasingly seeing people turn to 911 and emergency services because they don't know where else to go for care. EMS is no longer defined by transportation; it is an essential entry point into the healthcare system and a vital link across the continuum of care.”

About Global Medical Response

GMR is the nation’s largest provider of emergency medical services (“EMS”), delivering EMS and other essential out-of-hospital care in rural and urban communities that represent more than 60% of the U.S. population. As the only national, fully integrated, air and ground EMS provider, GMR operates in approximately 1,400 counties across the country. A recognized innovator, GMR develops new solutions to meet evolving industry needs and expand access to high-quality care. With roughly 34,000 team members, GMR supports roughly 5.5 million patient encounters annually and performs a critical care intervention every 88 seconds. Its family of solutions includes American Medical Response, Air Evac Lifeteam, REACH Air Medical Services, Guardian Flight, Med-Trans Corporation, and AirMed International.

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